EXHIBIT 99.1
News
For Immediate Release	Contact:
October 23, 2014	Rick B. Honey
(212) 878-1831

MINERALS TECHNOLOGIES ACHIEVES RECORD THIRD QUARTER EARNINGS PER SHARE OF $1.25, EXCLUDING SPECIAL ITEMS, A 98% INCREASE OVER PRIOR YEAR
----------
Reported Earnings per Share were $1.06, Including Special Items Associated with the Acquisition of AMCOL International
 ----------
Highlights:
•	Acquisition Highly Accretive to Earnings
•	Synergies from Integration Tracking Ahead of Target
•	Operating Income Margin—14.1% of Sales
•	Double-Digit Operating Margins in All Segments
•	Debt Repayment of $38 Million in Third Quarter
•	Strong Cash Flows of $87 Million in Third Quarter
NEW YORK, October 23, 2014—Minerals Technologies Inc. (NYSE: MTX) today reported record third quarter diluted earnings per common share, excluding special items, of $1.25, a 98-percent increase over the $0.63 recorded in the same period in 2013.
"Minerals Technologies achieved record third quarter financial results with all five business segments contributing double digit operating income margins," said Joseph C. Muscari, chairman and chief executive officer. "The third quarter is the first full quarter of contribution from the former AMCOL businesses, and our financial performance illustrates how highly accretive the acquisition is, with a 98-percent increase in earnings per share.  The integration of the three new business segments is moving smoothly and we are ahead of target to achieve $50 million in synergies in the first two years."
Worldwide net sales in the third quarter increased 114 percent to $543.5 million from $254.2 million in the same period of 2013.
Income from operations, excluding special items, was $76.8 million, a 135-percent increase over the third quarter of 2013 and represented 14.1 percent of sales. Income from operations, as reported, was $66.8 million.
The special items incurred in the third quarter related to the acquisition were transaction and integration costs of $4.2 million, and restructuring and other charges of $5.8 million. The combined effect of these non-recurring items reduced earnings by $0.19 per share.
The company's cash flow from operations was very strong in the third quarter at approximately $87 million and cash and short-term investments were $220.4 million and the company repaid $38 million of its long-term debt in the quarter.
As a result of the acquisition, which was completed on May 9, 2014, Minerals Technologies now has five reportable segments: Specialty Minerals, Refractories, Performance Materials, Construction Technologies, and Energy Services.
Third quarter worldwide sales in the Specialty Minerals segment, which includes the precipitated calcium carbonate (PCC) and Processed Minerals product lines, were $163.0 million, a decrease of 3 percent from the same period in 2013. Operating income for the segment increased 2 percent to $26.5 million—a record quarter for that segment—and was 16.3 percent of sales, excluding special items. The increase was driven by higher sales and improved profitability in the Processed Minerals product line. Reported operating income was $26.0 million as restructuring charges of $0.5 million were recorded in the quarter.
Worldwide net sales of PCC, which is used primarily in the manufacturing processes of the paper industry, decreased 4 percent to $129.9 million in the quarter. Paper PCC sales decreased 5 percent to $113.4 million from the same period in the prior year, primarily as a result of paper capacity grade realignments in North America.
"During the quarter, the company announced an agreement with Sun Paper, the largest privately owned paper company in China, to deploy its NewYield™ Integrated Process Technology at Sun's pulp and paper operations in Shandong Province. This is a breakthrough technology that converts a paper and pulp mill waste stream into a functional pigment for filling paper while eliminating the cost of environmental disposal and remediation of certain waste streams to papermakers. The facility, which will be operational in the third quarter of next year, will produce 60,000 tons of filler pigment from Sun's waste stream," said Mr. Muscari. "Also, in the third quarter, MTI signed another commercial agreement with a North American paper company to provide FulFill® E-325 at a paper mill that produces wood-free paper. This is the company's fifth such agreement in North America and the seventeenth overall. We continue to be actively engaged with 20 other paper mills around the world to deploy the technology."
Net sales of Processed Minerals products increased 5 percent to $33.1 million in the third quarter of 2014. Talc volumes increased 4 percent and Ground Calcium Carbonate volumes increased 2 percent.
Net sales in the Refractories segment in the third quarter of 2014 increased 4 percent to $90.4 million. Sales of refractory products and systems to steel and other industrial applications grew 5 percent to $69.7 million due to volume increases in all regions. Sales of metallurgical products increased 1 percent to $20.7 million in the third quarter of 2014.
The Refractories segment operating income increased 15 percent to $9.7 million. The growth in operating income was primarily due to strong volumes and improved profitability in refractory products in both North America and Europe and to increased productivity.
We also announced that Minteq International Inc., the operating unit for Refractories, entered into two new multi-year refractory maintenance agreements with steel makers based on the cost per ton of steel produced. The company initiated a three-year agreement with Bhushan Steel Ltd. in India, and a two-year arrangement with Tata Steel Europe in the United Kingdom. Cost-per-ton contracts provide longer-term stability and a closer working relationship with the customer.
Performance Materials, Construction Technologies and Energy Services all contributed to the solid financial performance in the quarter with increased sales and higher levels of profitability. When combined, the sales of the acquired business increased 9 percent over the third quarter of last year on a pro forma basis.
Sales in the Performance Materials segment were $135.6 million for the quarter, a 3-percent increase over pro forma sales for the prior year. The Metalcasting product line had sales of $70.0 million, and sales in Household, Personal Care and Specialty Products were $42.8 million. Basic Minerals and other products generated sales of $22.8 million. Operating income, excluding special items, was $20.7 million and represented 15.3 percent of sales. Reported operating income was $18.7 million as $2.0 million in severance-related restructuring charges were recorded in the quarter.
Sales in the Construction Technologies segment were $69.1 million for the quarter, a 10-percent increase over the prior year. Environmental Products contributed $34.5 million in sales and Building Materials and other products had sales of $34.6 million. Operating income, excluding special items, was $10.3 million and represented 14.9 percent of sales. Reported operating income was $8.3 million as $2.0 million in severance-related restructuring charges were recorded in the quarter.
The Energy Services segment generated sales of $85.4 million for the third quarter, a 17-percent increase over the prior year. Operating income, excluding special items, was $11.5 million and 13.5 percent of sales. Reported operating income was $10.2 million as $1.3 million in severance-related restructuring charges were recorded in the quarter.
"Our third quarter financial performance was strong, illustrating clearly that the highly accretive acquisition of AMCOL has created a stronger company," said Mr. Muscari. "Going forward, we will continue our accelerated integration and transformation of the new businesses. We now hold the world-leading positions in PCC and bentonite, giving us a broader, less cyclical product portfolio, which provides a solid foundation for geographic growth and new product innovation."
Restructuring
Minerals Technologies announced that it would continue the restructuring program that began in the second quarter of 2014. This restructuring will result in the reduction of an additional 3 percent of the workforce over the 5 percent announced in the second quarter for a total permanent reduction of approximately 8 percent of its workforce. The company has taken an $11.8 million severance-related restructuring charge for this program, of which $5.8 million was recorded in the third quarter. This restructuring will occur across all business segments of the company and is estimated to provide annualized savings of approximately $20 million. The reductions, which will occur over the next 12 months, includes elimination of duplicate corporate functions, deployment of our shared service model and consolidation and alignment of various corporate functions and regional locations across the company.
----------
Minerals Technologies will sponsor a conference call tomorrow, October 24, 2014 at 11 a.m. The conference call will be broadcast live on the company web site, which can be found at www.mineralstech.com.
This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which describe or are based on current expectations. Actual results may differ materially from these expectations. In addition, any statements that are not historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates," and similar expressions) should also be considered to be forward-looking statements. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this document should be evaluated together with the many uncertainties that affect our businesses, particularly those mentioned in the risk factors and other cautionary statements in our 2013 Annual Report on Form 10-K and in our other reports filed with the Securities and Exchange Commission.
For further information about Minerals Technologies Inc. look on the internet at http://www.mineralstech.com.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
(in millions, except per share data)
(unaudited)

	Quarter Ended			% Growth		Nine Months Ended		% Growth
	Sept. 28,	June 29,	Sept. 29,			Sept. 28,	Sept. 29,
	2014	2014	2013	Prior Qtr.	Prior Year	2014	2013	Prior Year

Net sales
Product sales	$458.1	$372.5	$254.2	23%	80%	$1,075.0	$761.5	41%
Service revenue	85.4	48.6	0.0	76%	*	134.0	0.0	*
Total net sales	543.5	421.1	254.2	29%	114%	1,209.0	761.5	59%

Cost of sales
Cost of goods sold	337.8	285.1	194.3	18%	74%	812.0	586.9	38%
Cost of service revenue	60.7	33.3	0.0	82%	*	94.0	0.0	*
Total cost of sales	398.5	318.4	194.3	25%	105%	906.0	586.9	54%

Production margin	145.0	102.7	59.9	41%	142%	303.0	174.6	74%

Marketing and administrative expenses	59.7	46.3	21.9	29%	173%	127.4	66.3	92%
Research and development expenses	6.6	6.3	5.3	5%	25%	18.0	14.9	21%
Amortization expense of intangible assets acquired	1.9	1.0	0.0	*	*	2.9	0.0	*
Acquisition related transaction and integration costs	4.2	7.3	0.0	(42)%	*	16.7	0.0	*
Restructuring and other charges	5.8	6.0	0.0	*	*	11.8	0.0	*

Income from operations	66.8	35.8	32.7	87%	104%	126.2	93.4	35%

Interest expense, net	(16.0)	(8.9)	(0.1)	*	*	(25.2)	(0.5)	*
Premium on early extinguishment of debt	0.0	(5.8)	0.0	*	*	(5.8)	0.0	*
Other non-operating income (deductions), net	0.9	(0.3)	(1.1)	*	*	0.5	(2.1)	*
Total non-operating deductions, net	(15.1)	(15.0)	(1.2)	*	*	(30.5)	(2.6)	*

Income from continuing operations before tax and equity in earnings	51.7	20.8	31.5	149%	64%	95.7	90.8	5%

Provision for taxes on income	14.4	3.4	8.9	324%	62%	24.8	25.2	(2)%
Equity in earnings of affiliates, net of tax	0.3	0.2	0.0	*	*	0.6	0.0	*

Income from continuing operations, net of tax	37.6	17.6	22.6	114%	66%	71.5	65.6	9%

Income (loss) from discontinued operations, net of tax	0.2	1.8	0.0	*	*	2.0	(5.7)	*

Consolidated net income	37.8	19.4	22.6	95%	67%	73.5	59.9	23%

Less: Net income attributable to non-controlling interests	0.8	0.9	0.7	(11)%	14%	2.4	2.2	9%

Net Income attributable to Minerals Technologies Inc. (MTI)	$37.0	$18.5	$21.9	100%	69%	$71.1	$57.7	23%

Weighted average number of common shares outstanding:

Basic	34.5	34.5	34.6			34.5	34.8

Diluted	34.8	34.8	34.9			34.8	35.1

Earnings per share attributable to MTI:

Basic:
Income from continuing operations attributable to MTI	$1.07	$0.48	$0.63	123%	70%	$2.00	$1.82	10%
Income (loss) from discontinued operations attributable to MTI	0.00	0.05	0.00	*	*	0.06	(0.16)	*
Net Income attributable to MTI common shareholders	$1.07	$0.53	$0.63	102%	70%	$2.06	$1.66	24%

Diluted:
Income from continuing operations attributable to MTI	$1.06	$0.48	$0.63	121%	68%	$1.99	$1.81	10%
Income (loss) from discontinued operations attributable to MTI	0.00	0.05	0.00	*	*	0.06	(0.16)	*
Net Income attributable to MTI common shareholders	$1.06	$0.53	$0.63	100%	68%	$2.05	$1.65	24%

Cash dividends declared per common share	$0.05	$0.05	$0.05			$0.15	$0.15

* Percentage not meaningful

	MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
	NOTES TO CONDENSED CONSOLIDATED STATEMENTS OF INCOME

1)
For comparative purposes, the quarterly periods ended September 28, 2014, June 29, 2014,  and September 29, 2013 each consisted of 91 days. The nine month periods ended September 28, 2014 and September 29, 2013 consisted of 271 days and 272 days, respectively.  As a result of the acquisition of AMCOL International on May 9, 2014, the year-to-date financial results of the acquired business reflect 143 days.

2)
To supplement the Company's consolidated financial statements presented in accordance with GAAP, the following is a presentation of the Company's non-GAAP earnings per share, excluding special items, for the quarterly periods ended September 28, 2014, June 29, 2014, and September 29, 2013 and the nine month periods ended September 28, 2014 and September 29, 2013 and a reconciliation to reported earnings per share for such periods.  The Company's management believes these non-GAAP measures provide meaningful supplemental information regarding its performance as inclusion of such special items are not indicative of the ongoing operating results and thereby affect the comparability of results between periods. The Company feels inclusion of these non-GAAP measures also provides consistency in its financial reporting and facilitates investors' understanding of historic operating trends.

	(millions of dollars)	Quarter Ended			Nine Months Ended
		Sept. 28	June 29,	Sept. 29,	Sept. 28,	Sept. 29,
		2014	2014	2013	2014	2013
	Income from continuing operations attributable to MTI	$36.8	$16.7	$21.9	$69.1	$63.4

	Special items:
	Acquisition related transaction and integration costs	4.2	7.3	0.0	16.7	0.0
	Premium on early extinguishment of debt	0.0	5.8	0.0	5.8	0.0
	Non-cash inventory step-up charges	0.0	5.6	0.0	5.6	0.0
	Restructuring and other charges	5.8	6.0	0.0	11.8	0.0
	Related tax effects on special items	(3.2)	(8.8)	0.0	(12.6)	0.0

	Income from continuing operations attributable to MTI, excluding special items	$43.6	$32.6	$21.9	$96.4	$63.4

	Diluted earnings per share, excluding special items	$1.25	$0.94	$0.63	$2.77	$1.81

3)
Free cash flow is defined as cash flow from continuing operations less capital expenditures.  The following is a presentation of the Company's non-GAAP free cash flow for the quarterly periods ended September 28, 2014, June 29, 2014,  and September 29, 2013 and the nine month periods ended September 28, 2014 and September 29, 2013 and a reconciliation to cash flow from operations for such periods.  The Company's management believes this non-GAAP measure provides meaningful supplemental information as management uses this measure to evaluate the Company's ability to maintain capital assets, satisfy current and future obligations, repurchase stock, pay dividends and fund future business opportunities.  Free cash flow is not a measure of cash available for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure.  The Company's definition of free cash flow may not be comparable to similarly titled measures reported by other companies.

		Quarter Ended			Nine Months Ended
	(millions of dollars)	Sept. 28	June 29,	Sept. 29,	Sept. 28,	Sept. 29,
		2014	2014	2013	2014	2013
	Cash flow from continuing operations	$86.9	$92.4	$33.5	$194.3	$93.3
	Capital expenditures	25.7	25.4	10.3	62.4	32.0
	Free cash flow	$61.2	$67.0	$23.2	$131.9	$61.3

4)	The following table reflects the components of non-operating income and deductions:

	(millions of dollars)	Quarter Ended			Nine Months Ended
		Sept. 28	June 29,	Sept. 29,	Sept. 28,	Sept. 29,
		2014	2014	2013	2014	2013
	Interest income	$0.8	$0.7	$0.7	$2.2	$2.1
	Interest expense	(16.8)	(9.6)	(0.8)	(27.4)	(2.6)
	Premium on early extinguishment of debt	0.0	(5.8)	0.0	(5.8)	0.0
	Foreign exchange gains (losses)	1.6	0.1	(0.9)	1.7	(1.5)
	Other deductions	(0.7)	(0.4)	(0.2)	(1.2)	(0.6)
	Non-operating income (deductions), net	$(15.1)	$(15.0)	$(1.2)	$(30.5)	$(2.6)

Amortization of deferred financing costs of $1.1M, $0.6M and $1.7M are included in interest expense for the three months ended September 28, 2014 and June 29, 2014, and nine months ended September 28, 2014, respectively.

5)	During the second quarter of 2013, the Company ceased operations at its Paper PCC merchant plant in Walsum, Germany and reclassified such operations as discontinued.
	The following table details selected financial information for the Walsum plant included within discontinued operations in the Consolidated Statements of Income:
	(millions of dollars)	Quarter Ended			Nine Months Ended
		Sept. 28	June 29,	Sept. 29,	Sept. 28,	Sept. 29,
		2014	2014	2013	2014	2013
	Net Sales	$0.0	$0.0	$0.0	$0.0	$1.7

	Production Margin	0.0	0.0	0.0	0.0	(2.3)
	Total Expenses (income)	(0.2)	0.0	0.0	(0.2)	0.4
	Facility closure costs accrual (reversal)	0.0	(2.4)	0.0	(2.4)	5.9

	Income (loss) from operations	$0.2	$2.4	$0.0	$2.6	$(8.6)
	Provision (benefit) for taxes on income	0.0	0.6	0.0	0.6	(2.9)

	Income (loss) from discontinued operations, net of tax	$0.2	$1.8	$0.0	$2.0	$(5.7)

	The Company reversed a facility closure accrual of $2.4 million to settle its contractual obligations at the Walsum, Germany site.

6)
The analyst conference call to discuss operating results for the third quarter is scheduled for Friday, October 24, 2014 at 11:00 am and will be broadcast over the Company's website (www.mineralstech.com).  The broadcast will remain on the Company's website for no less than one year.

SUPPLEMENTARY DATA
MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
(millions of dollars)
(unaudited)

	Quarter Ended			% Growth		Nine Months Ended		% Growth
SALES DATA	Sept. 28,	June 29,	Sept. 29,			Sept. 28,	Sept. 29,
	2014	2014	2013	Prior Qtr	Prior Year	2014	2013	Prior Year

United States	$326.3	$243.9	$142.1	34%	130%	$704.6	$424.7	66%
International	217.2	177.2	112.1	23%	94%	504.4	336.8	50%
Net Sales	$543.5	$421.1	$254.2	29%	114%	$1,209.0	$761.5	59%

Paper PCC	$113.4	$115.2	$119.3	(2)%	(5)%	$341.3	$357.9	(5)%
Specialty PCC	16.5	17.9	16.6	(8)%	(1)%	50.7	50.8	(0)%
PCC Products	$129.9	$133.1	$135.9	(2)%	(4)%	$392.0	$408.7	(4)%

Talc	$13.8	$14.4	$12.8	(4)%	8%	$41.7	$38.2	9%
Ground Calcium Carbonate	19.3	20.4	18.7	(5)%	3%	56.8	55.6	2%
Processed Minerals Products	$33.1	$34.8	$31.5	(5)%	5%	$98.5	$93.8	5%

Specialty Minerals Segment	$163.0	$167.9	$167.4	(3)%	(3)%	490.5	502.5	(2)%
`
Refractory products	$69.7	$68.5	$66.3	2%	5%	$201.4	$195.9	3%
Metallurgical Products	20.7	23.1	20.5	(10)%	1%	65.4	63.1	4%
Refractories Segment	$90.4	$91.6	$86.8	(1)%	4%	$266.8	$259.0	3%

Metalcasting	$70.0	$39.4	$0.0	78%	*	$109.4	$0.0	*
Household, Personal Care & Specialty Products	42.8	23.4	0.0	83%	*	66.2	0.0	*
Basic Minerals & Other Products	22.8	13.0	0.0	75%	*	35.8	0.0	*
Performance Materials Segment	$135.6	$75.8	$0.0	79%	*	$211.4	$0.0	*

Environmental products	$34.5	$17.3	$0.0	99%	*	$51.8	$0.0	*
Building Materials & Other Products	34.6	19.9	0.0	74%	*	54.5	0.0	*
Construction Technologies Segment	$69.1	$37.2	$0.0	86%	*	$106.3	$0.0	*

Energy Services Segment	$85.4	$48.6	$0.0	76%	*	$134.0	$0.0	*

Net Sales	$543.5	$421.1	$254.2	29%	114%	$1,209.0	$761.5	59%

SUPPLEMENTARY DATA
MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
(millions of dollars)
(unaudited)

	Quarter Ended			% Growth		Nine Months Ended		% Growth
	Sept. 28,	June 29,	Sept. 29,			Sept. 28,	Sept. 29,
SEGMENT OPERATING INCOME DATA	2014	2014	2013	Prior Qtr.	Prior Year	2014	2013	Prior Year

Specialty Minerals Segment	$26.0	$23.9	$26.0	9%	0%	$71.4	$74.4	(4)%
% of Sales	16.0%	14.2%	15.5%			14.6%	14.8%
Refractories Segment	$9.7	$10.1	$8.4	(4)%	15%	$29.0	$23.8	22%
% of Sales	10.7%	11.0%	9.7%			10.9%	9.2%
Performance Materials Segment	$18.7	$4.3	$0.0	335%	*	$23.0	$0.0	*
% of Sales	13.8%	5.7%				10.9%
Construction Technologies Segment	$8.3	$0.7	$0.0	*	*	$9.0	$0.0	*
% of Sales	12.0%	1.9%				8.5%
Energy Services Segment	$10.2	$5.9	$0.0	73%	*	$16.1	$0.0	*
% of Sales	11.9%	12.1%				12.0%

Unallocated Corporate Expenses	$(1.9)	$(1.8)	$(1.7)	6%	12%	$(5.6)	$(4.8)	17%

Acquisition related transaction costs	$(4.2)	$(7.3)	$0.0	*	*	$(16.7)	$0.0	*

Consolidated	$66.8	$35.8	$32.7	87%	104%	$126.2	$93.4	35%
% of Sales	12.3%	8.5%	12.9%			10.4%	12.3%

SPECIAL ITEMS

Specialty Minerals Segment	$0.5	$2.2	$0.0	*	*	$2.7	$0.0	*

Refractories Segment	$0.0	$0.6	$0.0	*	*	$0.6	$0.0	*

Performance Materials Segment	$2.0	$4.8	$0.0	*	*	$6.8	$0.0	*

Construction Technologies Segment	$2.0	$3.1	$0.0	*	*	$5.1	$0.0	*

Energy Services Segment	$1.3	$1.0	$0.0	*	*	$2.3	$0.0	*

Acquisition related transaction costs	$4.2	$7.3	$0.0	(42)%	*	$16.7	$0.0	*

Consolidated	$10.0	$19.0	$0.0	*	*	$34.2	$0.0	*

To supplement the Company's consolidated financial statements presented in accordance with GAAP, the following is a presentation of the Company's non-GAAP operating income, excluding special items (acquisition related transaction costs set forth in the above table), for the quarterly periods ended September 28, 2014, June 29, 2014, and September 29, 2013, and the nine month periods ended September 28, 2014 and September 29, 2013 constituting a reconciliation to GAAP operating income set forth above. The Company's management believe these non-GAAP measures provide meaningful supplemental information regarding its performance as inclusion of such special items are not indicative of ongoing operating results and thereby affect the comparability of results between periods. The Company feels inclusion of these non-GAAP measures also provides consistency in its financial reporting and facilitates investors' understanding of historic operating trends.

	Quarter Ended			% Growth		Nine Months Ended		% Growth
SEGMENT OPERATING INCOME,	Sept. 28,	June 29,	Sept. 29,			Sept. 28,	Sept. 29,
EXCLUDING SPECIAL ITEMS	2014	2014	2013	Prior Qtr.	Prior Year	2014	2013	Prior Year

Specialty Minerals Segment	$26.5	$26.1	$26.0	2%	2%	$74.1	$74.4	(0)%
% of Sales	16.3%	15.5%	15.5%			15.1%	14.8%
Refractories Segment	$9.7	$10.7	$8.4	(9)%	15%	$29.6	$23.8	24%
% of Sales	10.7%	11.7%	9.7%			11.1%	9.2%
Performance Materials Segment	$20.7	9.1	$0.0	127%	*	$29.8	$0.0	*
% of Sales	15.3%	12.0%				14.1%
Construction Technologies Segment	$10.3	3.8	$0.0	171%	*	$14.1	$0.0	*
% of Sales	14.9%	10.2%				13.3%
Energy Services Segment	$11.5	6.9	$0.0	67%	*	$18.4	$0.0	*
% of Sales	13.5%	14.2%				13.7%

Unallocated Corporate Expenses	$(1.9)	$(1.8)	$(1.7)	6%	12%	$(5.6)	$(4.8)	17%

Consolidated	$76.8	$54.8	$32.7	40%	135%	$160.4	$93.4	72%
% of Sales	14.1%	13.0%	12.9%			13.3%	12.3%
* Percentage not meaningful

MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS

(In Millions of Dollars)
	Sept. 28	December 31,
	2014*	2013**

Current assets:
Cash & cash equivalents	$202.7	$490.3
Short-term investments	17.7	15.8
Accounts receivable, net	443.7	204.4
Inventories	233.7	89.2
Prepaid expenses and other current assets	72.9	15.4
Total current assets	970.7	815.1

Property, plant and equipment	2,215.8	1,282.3
Less accumulated depreciation	996.8	976.3
Net property, plant & equipment	1,219.0	306.0

Goodwill	767.3	64.4
Intangible assets	217.7	3.0
Other assets and deferred charges	99.1	29.0

Total assets	$3,273.8	$1,217.5

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Short-term debt	$4.7	$5.5
Current maturities of long-term debt	3.9	8.2
Accounts payable	184.3	94.9
Other current liabilities	162.6	72.3
Total current liabilities	355.5	180.9

Long-term debt	1,512.3	75.0
Deferred income taxes	318.9	0.0
Other non-current liabilities	161.4	87.2
Total liabilities	2,348.1	343.1

Total MTI shareholders' equity	900.2	847.5
Non-controlling Interest	25.5	26.9
Total shareholders' equity	925.7	874.4

Total liabilities and shareholders' equity	$3,273.8	$1,217.5

* Unaudited
** Condensed from audited financial statements.